                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                  MENTOR GRAPHICS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

Dear Shareholder:

    You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Mentor Graphics Corporation to be held in San Jose, California, on Thursday, May 11, 2000. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

    YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

    The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your continued interest in Mentor Graphics Corporation.

                                          Sincerely,

                                          [/S/ WALDEN C. RHINES]

                                          Walden C. Rhines
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          MENTOR GRAPHICS CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 2000

To the Shareholders of Mentor Graphics Corporation:

    The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Thursday, May 11, 2000 at 5:00 p.m., Pacific Time, at the Company's offices at 880 Ridder Park Drive, San Jose, California, 95131-2460, for the following purposes, as more fully described in the accompanying Proxy Statement:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

    The above items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the Annual Meeting.

                                          Sincerely,

                                          [/S/ DEAN FREED]

                                          Dean Freed
                                          Vice President, General Counsel
                                          and Secretary

Wilsonville, Oregon
April 3, 2000

    THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                       MAILED TO SHAREHOLDERS ON
                                                          OR ABOUT APRIL 3, 2000

                          MENTOR GRAPHICS CORPORATION
                            8005 S.W. BOECKMAN ROAD
                         WILSONVILLE, OREGON 97070-7777

--------------------------------------------------------------------------------

                                PROXY STATEMENT

    Mentor Graphics Corporation (Mentor Graphics or Company) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, May 11, 2000 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 880 Ridder Park Drive, San Jose, California 95131-2460.

    Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $6,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

    The mailing address of the Company's principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is
(503) 685-7000.

    UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT/FORM 10-K TO ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT.

PROCEDURAL MATTERS

    Shareholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the meeting. At the record date, 65,384,532 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see "Information Regarding Beneficial Ownership of Principal Shareholders and Management."

    Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

    The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Under Oregon law, if a quorum is present at the meeting, the six nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the six nominees named below, who are all currently directors of the Company. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the present Board of Directors to fill the vacancy.

    The nominees for director are listed below together with certain information about each of them. Chairman of the Board Jon A. Shirley has chosen not to stand for re-election as a director of the Company and will be retiring as Chairman of the Board and director as of the Annual Meeting.

                                                                                       SHARES OF COMMON STOCK
                                                                                      BENEFICIALLY OWNED AS OF
                                                                                            MARCH 6, 2000
                                                                                    -----------------------------
                                                                                                       PERCENT OF
     NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS         AGE      DIRECTOR SINCE   NUMBER OF SHARES     TOTAL
------------------------------------------------------  --------   --------------   ----------------   ----------
MARSHA B. CONGDON.....................................     53           1991           97,336   (1)       *

    Private investor since 1997; Vice President,
    Policy and Strategy, of US West Inc. (a provider of communications services) from 1995-1997;
    Regional Vice President and Chief Executive
    Officer-Oregon of US West Inc. from 1992-1995;
    Vice President and Chief Executive Officer-Oregon of US West Inc. from 1987 to 1992.

JAMES R. FIEBIGER.....................................     58           1994           71,918   (2)       *

    Vice Chairman and Managing Director of Technology
    Licensing of Gatefield Corp. (a semiconductor company) since 1999; President and CEO of Gatefield Corp. from 1997 to 1999; Chairman of the
    Board of Thunderbird Technologies, Inc. (a technology licensing company) from 1992 to 1997;
    President and Chief Operating Officer of VLSI
    Technology, Inc. (a manufacturer of
    semiconductors) from 1988 to 1993; Chairman of the Board of Directors of Thunderbird
    Technologies, Inc.; director of QLogic Corporation
    (a developer of semiconductor and board-level products).

DAVID A. HODGES.......................................     62           1995           35,468   (3)       *

    Professor in the Graduate School at the University of California at Berkeley (UC Berkeley) since
    1998; Professor of Electrical Engineering and
    Computer Sciences at UC Berkeley from 1974 to
    1998; Dean of College of Engineering at UC
    Berkeley from 1990-1996; director of Silicon
    Image, Inc. (a semiconductor company).

KEVIN C. MCDONOUGH....................................     50           1999             0

    President and Chief Executive Officer of
    ChipData, Inc. (an internet service company) since 1999; Vice President and General Manager of
    National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999;
    Senior Vice President of Engineering of Cyrix
    Corporation (a manufacturer of microprocessors) from 1989 to 1997; member of development board of the University of Texas at Dallas.

                                                                                       SHARES OF COMMON STOCK
                                                                                      BENEFICIALLY OWNED AS OF
                                                                                            MARCH 6, 2000
                                                                                    -----------------------------
                                                                                                       PERCENT OF
     NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS         AGE      DIRECTOR SINCE   NUMBER OF SHARES     TOTAL
------------------------------------------------------  --------   --------------   ----------------   ----------
WALDEN C. RHINES......................................     53           1993         1,186,611  (4)        1.82%

    President and Chief Executive Officer of the
    Company since 1993; Executive Vice President,
    Semiconductor Group, and Vice President of Texas
    Instruments Inc. (a manufacturer of electronics products) from 1987 to 1993; director of Triquint
    Semiconductor, Inc. and Cirrus Logic, Inc. (both are manufacturers of semiconductors).

FONTAINE K. RICHARDSON................................     58           1983          110,000   (5)       *

    General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) since 1983; director of Banyan Systems Incorporated (a manufacturer of computer network software products).

------------------------

*Less than 1%

(1) Includes 94,083 shares subject to options exercisable within 60 days of March 6, 2000.

(2) Includes 51,918 shares subject to options exercisable within 60 days of March 6, 2000.

(3) Includes 31,068 shares subject to options exercisable within 60 days of March 6, 2000.

(4) Includes 1,097,498 shares subject to options exercisable within 60 days of March 6, 2000.

(5) Includes 100,000 shares subject to options exercisable within 60 days of March 6, 2000.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of Mentor Graphics met four times during 1999. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger and Hodges, met four times during 1999. This committee meets from time to time with management and the Company's independent auditors to consider financial and accounting matters. The Compensation Committee of the Board of Directors, which consists of Directors Congdon and Richardson, met five times during the year. This committee recommends compensation and fringe benefits for existing and future employees and administers the Company's stock option and purchase plans. The Nominating Committee, which consists of Directors Congdon, Fiebiger, Hodges and Richardson, met two times during 1999 and submitted Kevin McDonough as nominee to serve as director. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers shareholder nominations made in writing to the Corporate Secretary. (During 1999 and through the date of the 2000 Annual Meeting, Mr. Shirley, a retiring director, was also a member of the Compensation and Nominating Committees.)

    No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1999.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual fee of $20,000 and are reimbursed for expenses incurred in attending Board and Board committee meetings. Any Non-Employee Director who also serves as Chairman of the Board is paid an additional annual fee of $10,000.

    1987 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The 1987 Non-Employee Directors' Stock Option Plan (1987 Plan) was adopted in 1987 and amended in 1994 by the Board of Directors and the shareholders. An aggregate of 1,100,000 shares of Common Stock has been reserved for issuance under the 1987 Plan. On the date of each Annual Meeting of shareholders, each Non-Employee Director elected is automatically granted an option to purchase 10,000 shares of Common Stock and any Non-Employee Director elected Chairman of the Board is automatically granted an additional option to purchase 2,500 shares. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 1999 Annual Meeting Directors Congdon, Fiebiger, Hodges and Richardson were automatically granted an option for 10,000 shares each at an exercise price of $12.875. If re-elected, Directors Congdon, Fiebiger, Richardson and Hodges will each be automatically granted an option for 10,000 shares. If re-elected, Director McDonough will receive an option grant of 5,041 shares reflecting the fact that he has been a director for only part of the year preceding the Annual Meeting. Upon his initial election to the Board in November 1999, Mr. McDonough was granted an option to purchase 30,000 shares at an exercise price of $8.625 per share. All options have a ten year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The 1987 Plan is administered by the Compensation Committee. No director exercised options in 1999, however, director Hodges exercised an option to purchase 2,000 shares of Common Stock at $7.0625 per share in February 2000.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
                    OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table shows beneficial ownership of the Company's Common Stock as of March 6, 2000 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of March 6, 2000 as a group:

                                                               AMOUNT AND NATURE OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)   PERCENT
            ------------------------------------              -----------------------   --------
State of Wisconsin Investment Board.........................         8,975,000(2)        13.98%
P.O. Box 7842
Madison, WI 53707

Private Capital Management, Inc.............................         6,896,282(3)         10.7%
3003 Tamiami Trail North
Naples, FL 34103

Merrill Lynch and Co., Inc..................................         3,289,350(4)         5.12%
250 Vesey Street
World Financial Center, North Tower
New York, NY 10381

                                                               AMOUNT AND NATURE OF
                 NAME OF EXECUTIVE OFFICER                     BENEFICIAL OWNERSHIP     PERCENT
                 -------------------------                    -----------------------   --------
Walden C. Rhines.                                             (5)           1,186,611   %   1.82
Gregory K. Hinckley.........................................           339,500(6)            *
Anne M. Wagner..............................................            29,546(7)            *
Walter H. Potts.............................................                 0               *
Donald B. Guiou.............................................            49,214(8)            *
G.M. "Ken" Bado.............................................            40,624(9)            *
All directors and executive officers as a group (15                  2,313,036(10)        3.54%
persons)....................................................

------------------------

*Less than 1%

(1) Except as otherwise noted, the persons listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

(2) Information provided as of December 31, 1999 in a Schedule 13G filed by the shareholder.

(3) Information provided as of December 31, 1999 in a Schedule 13G filed by the shareholder. Includes shares beneficially owned by Bruce S. Sherman, President of the Shareholder. Shareholder and Mr. Sherman reported shared dispositive power by Mr. Sherman and Shareholder over 6,896,282 shares.

(4) Information provided as of December 31, 1999 in a Schedule 13G filed by the shareholder. The shareholder reported shared voting and dispositive power over 3,289,350 shares.

(5) Includes 1,097,498 shares subject to options exercisable within 60 days of March 6, 2000.

(6) Includes 297,500 shares subject to options exercisable within 60 days of March 6, 2000.

(7) Includes 23,750 shares subject to options exercisable within 60 days of March 6, 2000.

(8) Includes 43,402 shares subject to options exercisable within 60 days of March 6, 2000.

(9) Includes 32,516 shares subject to options exercisable within 60 days of March 6, 2000. (Mr. Bado's employment with the Company ended on November 8, 1999.)

(10) Includes 2,035,211 shares subject to options exercisable within 60 days of March 6, 2000.

              INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1999 and one other highly compensated executive officer who ceased employment prior to December 31, 1999 (Named Executive Officers).

                                                    ANNUAL                LONG TERM
                                                 COMPENSATION        COMPENSATION AWARDS
                                             --------------------   ---------------------
                                                                    SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY($)   BONUS($)      OPTIONS/SARS(#)      COMPENSATION($)(1)
---------------------------       --------   ---------   --------   ---------------------   ------------------
Walden C. Rhines................    1999      480,000    661,323            240,000                4,800
President and Chief                 1998      443,750    394,494            180,000                4,800
Executive Officer                   1997      424,999    157,950(2)         250,000                4,750

Gregory K. Hinckley.............    1999      362,750    428,382            132,500                4,800
Executive Vice President,           1998      333,250    253,937            180,000                4,800
Chief Operating Officer and         1997      296,090          0            250,000                3,717
Chief Financial Officer

Anne M. Wagner..................    1999      237,215    128,197             35,000                4,800
Vice President and                  1998      132,417     84,085             75,000              175,902(4)
General Manager,                    1997           --         --                 --                   --
HDL Design Division(3)

Walter H. Potts.................    1999      203,686    125,000             90,000              107,597(6)
Vice President and                  1998           --         --                 --                   --
General Manager,                    1997           --         --                 --                   --
Board Systems Division(5)

Donald B. Guiou.................    1999      167,200    153,625             25,000                4,800
Vice President and General          1998      157,500     85,688             20,000                4,800
Manager, S/MI Division              1997      146,250     25,357             30,000                4,613

G.M. "Ken" Bado.................    1999      230,076    343,425             35,000                4,800
Former Senior Vice                  1998      243,441    217,970             45,000                4,800
President, World Trade(7)           1997      229,999          0                  0                4,750

------------------------

(1) Except as further noted, amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company's U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

(2) The 1997 bonus paid to Dr. Rhines represents an amount earned under the Special Incentive Bonus Plan for the Company's 1995 performance that did not vest until December 31, 1997 and was paid in 1998.

(3) Ms. Wagner became an executive officer of the Company in June 1998.

(4) Amount shown is a one-time hiring and relocation bonus of $175,902.

(5) Mr. Potts became an executive officer of the Company in November 1999.

(6) Amount shown represents the Company's contribution to Mr. Potts' Individual Deferred Tax and Savings Plan of $3,264 and a one-time hiring bonus of $104,333.

(7) Mr. Bado ceased employment with the Company on November 8, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants for the last fiscal year to the Named Executive Officers.

                                                    INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                         ------------------------------------------------------------------------      VALUE AT ASSUMED
                            # OF                           % OF TOTAL                                ANNUAL RATES OF STOCK
                         SECURITIES                         OPTIONS                                 PRICE APPRECIATION FOR
                         UNDERLYING                        GRANTED TO    EXERCISE OR                    OPTION TERM(1)
                          OPTIONS           VESTING       EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
         NAME            GRANTED(2)      REFERENCE DATE   FISCAL YEAR     ($/SHARE)       DATE        5%($)        10%($)
         ----            ----------      --------------   ------------   -----------   ----------   ----------   ----------
Walden C. Rhines.......    160,000(3)       03/17/99          3.28         12.5625      02/28/09    1,256,647    3,180,331
                            49,612          11/01/99          1.02          8.0625      11/01/09      251,556      637,492
                            30,388(3)       11/01/99           .62          8.0625      11/01/09      154,081      390,472

Gregory K. Hinckley....     80,000(3)       03/17/99          1.64         12.5625      02/28/09      628,323    1,590,165
                            49,612          11/01/99          1.02          8.0625      11/01/09      251,556      637,492
                             2,888(3)       11/01/99           .06          8.0625      11/01/09       14,644       37,110

Anne M. Wagner.........     20,000          03/17/99           .41         12.5625      02/28/09      157,081      397,541
                            15,000          11/01/99           .31          8.0625      11/01/09       76,057      192,743

Walter H. Potts........     75,000          05/11/99          1.54         12.8750      04/30/09      604,965    1,531,774
                            15,000          11/01/99           .31          8.0625      11/01/09       76,057      192,743

Donald B. Guiou........     10,000          03/17/99           .21         12.5625      02/28/09       78,540      198,771
                            15,000          11/01/99           .31          8.0625      11/01/09       76,057      192,743

G.M. "Ken" Bado........     35,000          03/17/99           .72         12.5625      02/28/09      274,891      695,697

------------------------

(1) The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2) Each option is fully exercisable four years after the Vesting Reference Date with 25% becoming exercisable on each of the first four anniversaries of that date. All options become fully exercisable upon a "change in control" of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a "change in control" generally includes the following events: the acquisition by any person of 20% or more of the Company's Common Stock, the nomination (and subsequent election) of a majority of the Company's directors by persons other than the incumbent directors and the approval by the Company's shareholders of a merger, share exchange, sale of substantially all of the Company's assets or plan of liquidation.

(3) All nonqualified options granted to Mr. Rhines and Mr. Hinckley are transferable by gift to certain of their family members or related entities.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides information on option exercises for the last fiscal year by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1999.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT FY-END(#)              AT FY-END($)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Walden C. Rhines..........       0             0          879,998        690,002       2,422,177      2,359,073

Gregory K. Hinckley.......       0             0          170,000        392,500         522,813      1,081,406

Anne M. Wagner............       0             0           18,750         91,250         103,125        392,188

Walter H. Potts...........       0             0                0         90,000               0         83,438

Donald B. Guiou...........       0             0           27,589         59,411         115,843        205,658

G.M. "Ken" Bado...........       0             0          158,349         24,167         839,617         70,314

EXECUTIVE SEVERANCE AGREEMENTS

    The Board of Directors has approved the Company's entry into severance agreements with certain employees of the Company, including certain current executive officers. These agreements generally provide for the payment, upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within in some cases one year, and in other cases two years, following a change of control of the Company, of an amount equal to either 1.5 or two times the sum of the employee's annual salary and target bonus, and also provide for accelerated vesting of all options and either eighteen-month or two-year continuation of various employee benefits including life, disability and health insurance benefits and relocation and outplacement benefits. Payments to the employee are capped as necessary to prevent any portion of the payments from being subject to the excise tax on "parachute payments" but only if the effect would be to increase the employee's after-tax net benefit.

            REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

    The philosophy of the Company's executive compensation plan is to:

    (a) attract highly talented executives;

    (b) motivate executives to high levels of performance;

    (c) retain needed executive resources; and

    (d) recognize the differing impact that various executives have on the achievement of corporate goals.

    To achieve these objectives, the Company pays executive officers on a total compensation approach that includes base salary, "at risk" compensation that is dependent on corporate performance, and stock options. The Compensation Committee of the Board of Directors, which is entirely comprised of non-employee directors, reviews and approves the compensation to be paid to executive officers.

Compensation of executive officers consists of the following components:

    BASE SALARY: Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from a third party survey are considered. In using the third party survey, the Company compares itself to other high-technology companies with annual revenues of $200 million to $500 million, and generally establishes salaries in the third quartile (50th to 75th percentile) for the group. This group of comparable companies differs from the companies in the Media General index used for the performance graph that follows this report, which consists of companies in the computer software and services businesses without regard to annual revenue. The salary survey group may include those companies in the Media General index with annual revenues of $200 million to $500 million, while it does not include companies in the Media General index with revenues outside of the $200 million to $500 million range. The Company believes that the salary survey group is an appropriate peer group for compensation purposes.

    VARIABLE COMPENSATION: The Compensation Committee annually establishes a Variable Incentive Plan to provide for the payment of a portion of compensation to executive officers and other employees based on corporate performance. Under the Variable Incentive Plan, each year the Compensation Committee approves a target variable compensation amount for each executive officer to be paid based on achievement of the target operating income from the annual business plan approved by the Board of Directors (Annual Plan). For this purpose, the Company's reported operating income may be adjusted by the Compensation Committee to exclude unusual items such as acquisition-related expenses, one-time charges and reversals. The potential variable compensation increases or decreases based on the achievement of higher or lower operating income. For 1999, target variable compensation for executive officers ranged from 30 percent to 70 percent of base salary, with 100 percent of the target payable upon attainment of the target operating income from the Annual Plan and no variable compensation payable unless 85% of the target operating income from the Annual Plan was achieved. In 1999 the Company's operating income, after adjustments approved by the Compensation Committee, substantially exceeded the target operating income and variable compensation was paid out to executive officers under the Variable Incentive Plan.

    In addition, certain executives with business unit profit and loss responsibility receive variable pay based on revenue performance of their divisions.

    STOCK OPTIONS: The Company believes that stock options granted to key employees, including executive officers, provide such persons with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees' and shareholders' interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees including executive officers. Most executive officers received stock option grants as part of the 1999 annual option grant program for key employees. The 1999 annual option program for all employees involved a total pool of approximately 3,800,000 shares. During 1999, individual award levels were determined primarily by a matrix that allocated the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data was considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies. The schedule for awarding annual grants was changed in 1999 from March to November. As a result of this transition, option grants were awarded under the program in both March and November of 1999.

    DEDUCTIBILITY OF COMPENSATION: Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. In the past, the levels of salary and bonus paid by the Company have not exceeded this limit. In 1999, due to a high level of achievement of objectives under the Variable Incentive Plan, Dr. Rhines' salary and bonus exceeded $1,000,000. The Company intends to consider policies and strategies regarding full deductibility of compensation. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1,000,000. Certain options granted by the Company to officers in 1999 were Incentive Stock Options. The Company receives no tax deduction for the option spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER: Dr. Rhines' base salary was increased from $450,000 to $480,000 in April 1999. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines received a Variable Incentive Plan bonus of $661,323 for 1999. Dr. Rhines was granted options to purchase 160,000 shares of Company stock in March 1999 and 80,000 shares of Company stock in November 1999, which was in the middle range of CEO option grants for comparable companies.

COMPENSATION COMMITTEE

Fontaine K. Richardson
Jon A. Shirley
Marsha B. Congdon

                               PERFORMANCE GRAPH

    Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG MENTOR GRAPHICS CORPORATION, S&P 500 INDEX
        AND MEDIA GENERAL COMPUTER SOFTWARE AND SERVICES GROUP INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FISCAL YEAR ENDING  MENTOR GRAPHICS CORPORATION  S&P 500 INDEX  MG GROUP INDEX
12/31/94                                $100.00        $100.00         $100.00
12/31/95                                $119.67        $137.58          143.62
12/31/96                                 $63.93        $169.17          180.23
12/31/97                                 $63.52        $225.61          217.45
12/31/98                                 $55.74        $290.09          324.53
12/31/99                                 $86.48        $351.13          556.94

                     ASSUMES $100 INVESTED ON DEC. 31, 1994
                          ASSUMES DIVIDEND REINVESTED

MEASUREMENT PERIOD                       S & P 500
(FISCAL YEAR COVERED)  MENTOR GRAPHICS     INDEX      MEDIA GENERAL INDEX
---------------------  ---------------   ----------   -------------------
Measurement Point:
12/31/94                   $100.00        $100.00           $100.00

Fiscal Year Ending:
12/31/95                   $119.67        $137.58           $143.62
12/31/96                   $ 63.93        $169.17           $180.23
12/31/97                   $ 63.52        $225.61           $217.45
12/31/98                   $ 55.74        $290.09           $324.53
12/31/99                   $ 86.48        $351.13           $556.94

------------------------

(1) This is an industry group index published by Media General Financial
    Services.

                              INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG LLP as the Company's independent auditors for 2000. KPMG LLP has examined the financial statements of the Company and its subsidiaries each year since the inception of the Company in 1981. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 1999.

                            DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

                             SHAREHOLDER PROPOSALS

    The Company's bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2001 Annual Meeting of Shareholders, the shareholder's notice must be received at the Company's principal executive office no later than February 10, 2001. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders must be received at the Company's principal executive office no later than December 4, 2000.

                                          By Order of the Board of Directors

                                          [/S/ DEAN FREED]

                                          Dean Freed
                                          Vice President, General Counsel

April 3, 2000                                  and Secretary